Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of June 29, 2012 and the unaudited pro forma condensed combined statements of income for the year ended December 30, 2011 and the six months ended June 29, 2012 are based on the historical financial statements of Ultra Clean and AIT after giving effect to Ultra Clean’s acquisition of AIT using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet combines Ultra Clean’s historical condensed consolidated balance sheet as of June 29, 2012 and AIT’s historical condensed consolidated balance sheet as of July 2, 2012, giving effect to the acquisition as if it had occurred on June 29, 2012. The unaudited pro forma condensed combined statement of income for the year ended December 30, 2011 combines Ultra Clean’s historical consolidated statement of income for the year then ended with AIT’s historical consolidated statement of income for the year ended December 31, 2011. The unaudited pro forma condensed combined statement of income for the six months ended June 29, 2012 combines Ultra Clean’s historical condensed consolidated statement of income for the six months ended June 29, 2012 with AIT’s historical condensed consolidated statement of income for the six months ended July 2, 2012. The unaudited pro forma condensed combined statements of income give effect to the merger as if it had occurred on January 1, 2011.

The acquisition has been accounted for under the acquisition method of accounting in accordance with Financial Accounting Standard ASC 805, Business Combinations. Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial information, is allocated to the net tangible and intangible assets of AIT acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated acquisition price to the net tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to the time it takes to gather the necessary information and no longer than one year from the acquisition date). The final determination of the values of assets and liabilities and the integration costs may result in actual values, assets, liabilities and expenses that are different from those set forth in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of income in future periods or the results that actually would have been realized had Ultra Clean and AIT been a combined company during the specified periods. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies, or any liabilities that may result from integration activities. The pro forma adjustments are based on the information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Ultra Clean’s historical consolidated financial statements included in its Annual Report on Form 10-K, for its year ended December 30, 2011 and in its Form 10-Q for its three and six month periods ended June 29, 2012, and AIT’s historical consolidated financial statements for the year ended December 31, 2011, and six months ended July 2, 2012, which are included as Exhibits 99.1 to this Form 8-K.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
(In Thousands)

	June 29, 2012	July 2, 2012
	Ultra Clean	AIT	Pro forma Adjustments		Pro forma Combined
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash	$51,137	$875	$(875)	6	$50,688
			$(1,295)	8, 9
			$(75,325)	7
			$(3,674)	3
			$79,845	4
Accounts receivable, net	41,942	16,717	242	8	58,901
Inventory	44,451	23,879	(1,405)	8	66,925
Other current assets	6,364	187	401	8,9	6,952
Total current assets	143,894	41,658	(2,086)		183,466

Equipment and leasehold improvements, net	8,762	2,426	(545)	8	10,643
Goodwill	-	-	57,274	1	57,274
Intangible assets	8,987	4,144	18,356	2	31,487
Other non-current assets	5,177	113	1,223	9	6,513
Total assets	$166,820	$48,341	$74,222		$289,383

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowings	$2,736	$7,845	$(10,581)	3	$-
			$69,845	4	$69,845
Accounts payable	25,797	13,657	-		39,454
Accrued compensation and related benefits	3,924	2,109	6	8	6,039
Accrued liabilities, related party	-	375	-		375
Other current liabilities	3,159	434	2,996	8,9	6,589
Total current liabilities	35,616	24,420	62,266		122,302

Long-term debt	938	27,635	(28,573)	3	-
			10,000	4	10,000
Deferred rent and other liabilities	1,990	100	42	8	2,132
Total liabilities	38,544	52,155	43,735		134,434

Commitments and contingencies
Stockholders’ Equity:
Common stock	111,369		29,565	7	140,934
Common shares held in treasury	(3,337)		-		(3,337)
Accumulated comprensive loss	(123)				(123)
Retained earnings	20,367	(3,814)	3,814	6	20,367
	-	-	(2,892)	9	(2,892)
Total stockholders' equity	128,276	(3,814)	30,487		154,949
Total liabilities and stockholders' equity	$166,820	$48,341	$74,222		$289,383

See notes to unaudited pro forma combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In Thousands)

	For the Year Ended
	December 30,	December 31,
	2011	2011
	Ultra Clean	AIT	Pro forma Adjustments		Pro forma Combined

Sales	$452,639	$169,898	$-		$622,537

Cost of goods sold	393,647	138,252	-		531,899

Gross profit	58,992	31,646	-		90,638

Operating expenses:
Research and development	5,556	-	-		5,556
Sales and marketing	7,257	-	-		7,257
General and administrative	22,633	10,823	-		33,456
Related party expenses	-	1,173	-		1,173
Amortization of acquired intangibles	-	2,161	(2,161)	13	3,712
	-	-	3,712	10	-
Total operating expenses	35,446	14,157	1,551		51,154

Income from operations	23,546	17,489	(1,551)		39,484

Interest and other income (expense), net	(1,106)	(3,468)	(3,036)	11	(4,142)
	-	-	3,468	14	-

Income before income taxes	22,440	14,021	(1,119)		35,342

Income tax provision (benefit)	(1,294)		4,903	12	3,609

Net income	$23,734	$14,021	$(6,022)		$31,733

Net income per share:
Basic	$1.05				$1.17
Diluted	$1.01				$1.14

Shares used in computing net income per share:
Basic	22,689	-	4,500		27,189
Diluted	23,437	-	4,500		27,937

See notes to unaudited pro forma combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
(In Thousands)

	For the Six Months Ended
	June 29,	July 2,
	2012	2012
	Ultra Clean	AIT	Pro forma Adjustments		Pro forma Combined
	(unaudited)	(unaudited)

Sales	$212,514	$66,845	$-		$279,359

Cost of goods sold	182,600	53,437	-		236,037

Gross profit	29,914	13,408	-		43,322

Operating expenses:
Research and development	2,694	-	-		2,694
Sales and marketing	3,410	-	-		3,410
General and administrative	12,627	5,338	-		17,965
Related party expenses	-	843	-		843
Amortization of acquired intangibles	-	1,081	(1,081)	13	1,856
	-	-	1,856	10	-
Total operating expenses	18,731	7,262	775		26,768

Income from operations	11,183	6,146	(775)		16,554

Interest and other income (expense), net	(119)	(5,048)	(1,530)	11	(1,651)
	-	-	5,046	14	-

Income before income taxes	11,064	1,098	2,741		14,903

Income tax provision	2,481	-	2,027	12	4,508

Net income	$8,583	$1,098	$714		$10,395

Net income per share:
Basic	$0.37				$0.37
Diluted	$0.36				$0.37

Shares used in computing net income per share:
Basic	23,289	-	4,500		27,789
Diluted	23,893	-	4,500		28,393

See notes to unaudited pro forma combined financial information

NOTES TO UNAUDITED PRO FORMA
 CONDENSED COMBINED FINANCIAL INFORMATION

1. Acquisition of American Integration Technologies, LLC

On July 3, 2012, the Company completed the acquisition of AIT, a privately-held company based in Chandler, Arizona. The total acquisition price was approximately $104.9 million, and was comprised of cash consideration of $75.3 million and common stock of $29.6 million.  The Company financed the cash portion of the merger, and repaid existing indebtedness, by borrowing a total of $79.8 million under a new senior secured credit facility, of which $40.0 million represents borrowings under a term loan and $39.8 million represents borrowings under a revolving credit facility. The unaudited pro forma condensed combined financial information gives effect to the issuance of approximately 4.5 million shares of Ultra Clean common stock at a price per share of $6.57 on July 3, 2012.

2. Preliminary Acquisition Price Allocation

Under the acquisition method of accounting, the total estimated acquisition price as shown in the table below is allocated to AIT’s net tangible and intangible assets based on their preliminary estimated fair values as of July 3, 2012, the closing date. The preliminary estimated acquisition price was based on various factors as described in the introduction to the unaudited pro forma condensed combined financial information. The allocation of the purchase price is preliminary pending the completion of various analyses and the finalization of estimates. The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities acquired, the valuation of intangible assets acquired, including amortization methodology, income and non-income based taxes and residual goodwill. During the measurement period, we expect to continue to obtain information to assist us in determining the final fair value of the net assets acquired at the acquisition date during the measurement period. Our preliminary purchase price allocation for AIT is as follows (in thousands):

		Preliminary Estimated
		Useful Life
Net tangible assets acquired	$25,116
Identifiable intangible assets:
Customer contracts and relationships	19,000	6 years
Trade name	1,900	6 years
Intellectual Property/Know-How	1,600	7 years
Goodwill	57,274	-

Total preliminary estimated acquisition price	$104,890

A preliminary estimate of $25.1 million has been allocated to net tangible assets acquired. This estimate reflects adjustments of acquired assets and liabilities to fair value. A preliminary estimate of $22.5 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of income. For purposes of this Form 8K/A, a straight line amortization was used, however, the Company is still in the process of assessing the appropriate methodology to use.

Identifiable intangible assets. Acquired customer contracts and relationships represent existing contracts that relate to underlying customer relationships. Trade name represents the fair values of brand and name recognition.  Intellectual Property/Know-How consists of assets that contain specialized knowledge related to manufacturing processes that have reached technological feasibly.

Goodwill. Approximately $57.3 million has been allocated to goodwill. Goodwill represents the excess of the acquisition price over the fair value of the underlying net tangible and intangible assets. In accordance with the ASC 350, Goodwill and Other Intangible Assets, goodwill will be tested for impairment at least annually (more frequently if indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Preliminary Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

1	To record preliminary goodwill related to the acquisition
2	To eliminate the pre-existing intangible asset of AIT of $4.1 million and record the fair value of Ultra Clean’s new identifiable intangible assets of $22.5 million
3	To record the extinguishment of all pre-existing debt of both UCT and AIT in connection with the AIT acquisition
4	To record debt of $79.8 million used to finance the acquisition
6	To eliminate AIT’s pre-existing cash and retained loss
7	To record the purchase price paid in cash of $75.3 million and the fair value of Ultra Clean shares issued in the transaction of $29.6 million
8	To adjust the fair value of acquired tangible assets and liabilities to their fair value
9	To record preliminary acquisition related prepayments and accruals
10	To record the preliminary estimated net intangible amortization associated with the acquired intangible assets over the preliminary estimated useful life
11	To record interest expense related to the issuance of new debt
12	To record income tax expense based on AIT’s pretax income plus proforma adjustments at an estimated rate of 38%
13	To eliminate AIT's amortizatin of pre-existing intangibles
14	To eliminate AIT interest expense on pre-existing debt

4. Pro Forma Net Income Per Share

The pro forma basic and diluted net income per share are based on the number of Ultra Clean shares used in computing basic and diluted net income per share.  These amounts have been adjusted to reflect the common stock of Ultra Clean issued in connection with the acquisition of AIT as if the stock had been issued at the beginning of each of the periods presented.

	Weighted Average Common Shares Outstanding
	Six Months Ended	Year Ended
	June 29, 2012	December 30, 2011

Basic weighted average common shares outstanding, as reported	23,289	22,689
Estimated dilutive effect of common stock issued in connection with the acquisition of AIT	4,500	4,500
	27,789	27,189

Diluted weighted average common shares outstanding, as reported	23,893	23,437
Estimated dilutive effect of common stock issued in connection with the acquisition of AIT	4,500	4,500
	28,393	27,937